AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
              AGREEMENT OF LIMITED PARTNERSHIP OF
              KINDER MORGAN ENERGY PARTNERS, L.P.


This Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (this "Amendment") is made as of the 20th day of January, 2000, by Kinder Morgan G.P., Inc., a Delaware corporation (the "General Partner"), in its individual capacity and as attorney-in-fact for the Limited Partners of Kinder Morgan Energy Partners, L.P., in accordance with Article XV of the Partnership Agreement (as such capitalized terms are defined below).


                         R E C I T A L S

     A. The General Partner is the sole general partner of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership") organized under a Second Amended and Restated Agreement of Limited Partnership effective as of February 14, 1997 (the "Partnership Agreement").

     B. The General Partner and the Partnership entered into a Contribution Agreement dated December 30, 1999 (the "Contribution Agreement") among Kinder Morgan, Inc., a Kansas corporation ("KMI"), Natural Gas Pipeline Company of America, a Delaware corporation ("NGPL"), KN Gas Gathering, Inc., a Colorado corporation ("KN Gas"), the General Partner and the Partnership.

     C. The Contribution Agreement contemplates, among other things, the contribution (i) of all of KMI's equity interest in KN Interstate Gas Transmission Co., a Colorado corporation to be converted into a single-member Colorado limited liability company, (ii) of all of NGPL's equity interest in NGPL-Trailblazer Inc., a Delaware corporation to be converted into a single-member Delaware limited liability company, and (iii) of all of KN Gas' equity interest in Red Cedar Gathering Company, a Colorado general partnership, in exchange for the issuance by the Partnership to KMI, NGPL and KN Gas of an aggregate of 9,810,000 common units representing limited partnership units of the Partnership.

     D. Pursuant to the Contribution Agreement, the Partnership has agreed to incur debt in such amount and on such terms as may be acceptable to the Partnership (the "KMEP Debt") sufficient in amount to allow the Partnership to use the proceeds of the KMEP Debt to fund a distribution to KMI in the amount of $330,000,000 (the "Special Distribution") which shall be declared and paid to KMI upon its contribution pursuant to the Contribution Agreement.

     E. To effect the Special Distribution as contemplated by the Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.

     F. Section 15.1 of the Partnership Agreement provides that the General Partner, as the general partner of Partnership, may amend the Partnership Agreement without the consent of any limited partner of the Partnership to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the limited partners of the Partnership in any material respect. In addition, Section 15.1 of the Partnership Agreement provides that the General Partner, as the general partner of the Partnership, may amend the Partnership Agreement without the consent of any limited partner of the Partnership to reflect a change that is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.

     G. The General Partner is authorized to execute and deliver this Amendment on behalf of the limited partners pursuant to Sections 15.1 and 1.4 of the Partnership Agreement.



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                           AGREEMENT

     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

     1. Article II. The reference to "Enron" in the definition of "Conflicts and Audit Committee" in Article II of the Partnership Agreement is eliminated and replaced with "the
General Partner."

     2. Article II. The following sentence shall be added to the end of the definition of "Record Holder" in Article II of the Partnership Agreement:

     Solely for purposes of the distribution of Available Cash pursuant to Section 5.4 of this Agreement for the calendar quarter ended December 31, 1999, the holders of Common Units issued pursuant to the Contribution Agreement (as defined herein) shall not be treated as Record Holders and shall not be entitled to participate in such distribution.

     3.   Section 5.1(d)(iii).  Section 5.1(d)(iii) of the
Partnership Agreement shall be deleted and replaced with the following:

          (iii)     Priority Allocations.

               (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 14.3 or 14.4) to any Limited Partner holding Common Units with respect to a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners holding Common Units (on a per Unit basis), then (1) each Limited Partner holding Common Units receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of
     (aa) the amount by which the distribution (on a per Unit basis) to such Limited Partners holding Common Units exceeds the distribution (on a per Unit basis) to the Limited Partner holding Common Units receiving the smallest distribution and (bb) the number of Units owned by the Limited Partners holding Common Units receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause (1) above.

               (B)  After the application of Section
     5.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the General Partner, until the aggregate amount of such items allocated to the General Partner pursuant to this paragraph 5.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the General Partner (or its assignee) from the Closing Date to a date 45 days after the end of the current taxable period.

     4. Section 5.9. A new Section 5.9 is hereby added to the Partnership Agreement, to follow Section 5.8 and to read in full as follows:

          5.9 Special Distribution. Notwithstanding anything to the contrary set forth in this Agreement, following the contribution by Kinder Morgan, Inc., a Kansas corporation ("KMI"), of all of its equity interest in Kinder Morgan Interstate Gas Transmission LLC, a Colorado limited liability company, as contemplated by the Contribution Agreement dated December 30, 1999 (the "Contribution Agreement"), among KMI, Natural Gas Pipeline Company of America, a Delaware corporation, KN Gas Gathering, Inc., a Colorado corporation, the General Partner and the Partnership, the Partnership shall distribute $330,000,000 in cash to KMI, without a corresponding distribution to the General Partner or the Limited Partners, as provided for in the Contribution Agreement. Notwithstanding anything to the contrary set forth in this Agreement, KMI shall not receive an allocation of income (including gross income) or gain as a result of the distribution provided for in the preceding sentence.

     5. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

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     IN WITNESS WHEREOF, the General Partner has executed and
delivered this Amendment, in its individual capacity and as attorney-in-fact for the limited partners of the Partnership, in accordance with Section 15.1 of the Partnership Agreement, as of the date first above written.


                              KINDER MORGAN G.P., INC.,
                              as General Partner




                              By: /s/ David G. Dehaemers, Jr.
                                 --------------------------------
                              Name: David G. Dehaemers, Jr.
                                   ------------------------------
                              Title: Vice President
                                    -----------------------------


                    KINDER MORGAN G.P., INC.,
                    as Attorney-in-Fact for the limited partners




                              By: /s/ David G. Dehaemers, Jr.
                                  -------------------------------
                              Name: David G. Dehaemers, Jr.
                                   ------------------------------
                              Title: Vice President
                                    -----------------------------